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                                                                     EXHIBIT 5.1

                                 April __, 1999

Board of Directors
Proxicom, Inc.
11600 Sunrise Valley Drive
Reston, Virginia 20191

Ladies and Gentlemen:

       We are acting as special counsel to Proxicom, Inc., a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-1, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 5,175,000 shares of the Company's common stock, par value $.01 per share (the "SHARES"), up to 4,675,000 of which shares (the "COMPANY SHARES") are to be sold by the Company and 500,000 of which shares (the "SELLING STOCKHOLDER SHARES") are to be sold by the Selling Stockholders identified in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
Section 229.601(b)(5), in connection with the Registration Statement.

       For purposes of this opinion letter, we have examined copies of the following documents:

       1.     An executed copy of the Registration Statement.

       2. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as then being complete and accurate.

       3. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete and accurate.

       4. The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom BT Alex. Brown Incorporated, Prudential Securities Incorporated, Thomas Weisel Partners LLC and Friedman, Billings, Ramsey & Co., Inc. will act as representatives, filed as
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Board of Directors
Proxicom, Inc.
April ___, 1999
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              Exhibit 1.1 to the Registration Statement (the "UNDERWRITING
              AGREEMENT").

       5. A Unanimous Written Consent of the Board of Directors of the Company adopted on February 12, 1999, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Company Shares and arrangements in connection therewith and certain other matters.

       6. Resolutions for the Special Meeting of the Board of Directors of the Company adopted on August 7, 1998, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the Company's acquisition of IBIS Consulting, Inc. and the issuance and sale of certain Selling Stockholder Shares and arrangements in connection therewith.

       7. The Agreement and Plan of Merger, dated as of August 21, 1998, among the Registrant, Proxicom Merger Sub, Inc., IBIS Consulting, Inc. and the stockholders of IBIS Consulting, Inc., as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

       8. Stock Option Agreement by and between the Company and Carsten Sorensen dated August 25, 1998, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

       In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

       This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

       Based upon, subject to and limited by the foregoing, we are of the opinion that (a) following (i) final action of the Pricing Committee of the Board of
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Board of Directors
Proxicom, Inc.
April ___, 1999
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Directors of the Company approving the price of the Shares, (ii) execution and delivery by the Company of the Underwriting Agreement, (iii) effectiveness of the Registration Statement, (iv) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement, (v) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board of Directors and the Pricing Committee referred to above, and (vi) filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and the effectiveness thereof, the Company Shares will be validly issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware and (b) assuming that at the time the Selling Stockholder Shares were issued the Company received the consideration therefor specified in the resolutions, merger agreement and stock option agreement referred to in paragraphs 6, 7 and 8, above and that at the time the stock options to purchase certain of the Selling Stockholder Shares were exercised, the Company received the consideration therefor specified in the stock option agreement referred to in paragraph 8 above, the Selling Stockholder Shares are validly issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

       We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

       We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                            Very truly yours,



                                            HOGAN & HARTSON L.L.P.